EXHIBIT 1.1 ENGAGEMENT LETTER BETWEEN FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF WARREN AND CHARLES WEBB & COMPANY
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                                                                     Exhibit 1.1
                 [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]

                            Charles Webb & Company

                                 A Division of

                         KEEFE, BRUYETTE & WOODS, INC.

March 23, 1998


Mr. Steven R. Lewis                        Mr. Paul A. Watson
President and Chief Executive Officer      Chairman of the Board

First Federal Savings and Loan Association of Warren
185 East Market Street
Warren, Ohio 44481

Gentlemen:

This proposal is in connection with First Federal Savings and Loan Association of Warren (the "Association") intention to acquire a stock financial institution (the "Acquisition") and in connection therewith convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Association's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Association, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Association's Plan of Conversion) in a Subscription and Community Offering. In order to effect the Acquisition, it is contemplated that the Company will issue cash, its stock, or a combination thereof, immediately following the Conversion.

Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette and Woods, Inc. ("KBW"), will act as the Association's and the Company's exclusive financial advisor and marketing agent in connection with the Acquisition/Conversion. This letter sets forth selected terms and conditions of our engagement.

1.  Merger & Acquisition Services.  As the Association's and Company's financial
    ------------------------------
    advisor, Webb will perform the following services:

      a) prepare a summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values applied;

      b) advise the Association as to the structure and form of a proposed Acquisition Transaction;

      c) make presentations to the Board of Directors about the Acquisition Transaction;


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Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 2 of 9

      d) perform financial analyses of the Association and prospective Target in the context of a possible Acquisition Transaction;

      e) counsel the Association as to strategy and tactics for initiating discussions and negotiations with the prospective Target and participate in such discussions and negotiations;

      f) coordinate and participate in (i) initial discussions between the Association and prospective Target and (ii) "due diligence" investigations of Association and prospective Target;

      g) assuming an agreement in principle is reached for a Transaction, assist you in negotiating a letter of intent, memorandum of understanding and a definitive acquisition agreement;

      h) assist the Association in any proceedings relating to regulatory approvals required for a Transaction;

      i) if requested by the Association, rendering an opinion at the time of execution of an agreement and an update of such opinion as of the date of mailing the proxy statement ("Opinion") as to whether or not the consideration to be paid in a proposed Transaction is fair to the Company from a financial point of view: and

      j) render such other financial advisory and investment banking services as are customary in such engagements and as may be agreed upon by Webb and the Association.

2. Conversion/Advisory Services.  As the Association's and Company's financial
   ----------------------------
   advisor and marketing agent, Webb will provide the Association and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. Webb will provide financial and logistical advice to the Association and the Company concerning the offering and related issues. Webb will assist the Association and provide conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Association's market area, if necessary, in the Community Offering.

   Webb shall provide financial advisory services to the Association which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the Association with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 3 of 9


   Additionally, post conversion financial advisory services will include advice on shareholder relations, Nasdaq listing, dividend policy (for both regular and special dividends), stock repurchase strategy and communication with market makers. Prior to the closing of the offering, Webb shall furnish to client a Post-Conversion reference manual which will include specifics relative to these items. (The nature of the services to be provided by Webb as the Association's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

3.  Due Diligence Review.  Prior to filing the Registration Statement,
    --------------------
Acquisition Application and Application for Conversion or any offering or other documents naming Webb as the Association's and the Company's financial advisor and marketing agent, Webb and its representatives will undertake substantial investigations to learn about the Association's and the Target's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Association's and/or the Company's offering documents. The Association agrees that it will make available to Webb all relevant information, whether or not publicly available, which Webb reasonably requests, and will permit Webb to discuss with management the operations and prospects of the Association. Webb will treat all material non-public information as confidential. The Association acknowledges that Webb will rely upon the accuracy and completeness of all information received from the Association, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Association's and the Company's financial advisor and marketing agent.

4.  Regulatory Filings.  The Association and/or the Company will cause
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appropriate offering documents to be filed with all regulatory agencies including, the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), Federal Deposit Insurance Corporation ("FDIC"), Office of Thrift Supervision ("OTS") and such state securities commissioners as may be determined by the Association.

5.  Agency Agreement.  The specific terms of the conversion services, conversion
    ----------------
offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between Webb and the Association and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the OTS, the FDIC, and such state securities commissioners and other regulatory agencies as required by applicable law.

6.  Representations, Warranties and Covenants.  The Agency Agreement will
    -----------------------------------------
provide for customary representations, warranties and covenants by the Association and Webb, and for the

Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 4 of 9

Company to indemnify Webb and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), provided however, that the Association and the Company will not be liable in any such case to the extent that any request for indemnification (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading contained in any proxy statement or prospectus (preliminary or final), or any amendment thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Association by Webb expressly for use therein, or
(ii) is attributable to the negligence, willful misconduct or bad faith of Webb, provided that the Association or Company is not providing indemnification or reimbursement to any other person for liabilities arising from such person's negligence, willful misconduct or bad faith, and for Webb to indemnify the Association and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7.  Fees.  For the services hereunder, the Association and/or Company shall pay
    ----
the following fees to Webb at closing unless stated otherwise:

     (a) For general advisory services relating to the acquisition, conversion or such other matters requested by the Association, the Association shall pay Webb an annual Management Fee of $25,000. Such fee may be paid at the Association's option either in four consecutive quarterly installments of $6,250 commencing with the signing of this letter or on a per diem basis for worked performed billed at our hourly rates. Such fees shall be deemed to have been earned when due. Should the Acquisition or Conversion be terminated for any reason not attributable to the action or inaction of Webb, Webb shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     (b) With respect to the Acquisition Transaction, a Success Fee of .50% of the total fair market value of any securities issued and any non-cash and cash consideration paid as of the closing of the Acquisition Transaction, including any amounts paid by the Company or the Target to any stock benefit plans maintained by the Target or an affiliate or paid to any holders of any options or stock appreciation rights granted by the Target, whether or not vested, provided that for purposes of determining the amounts paid with respect to such options or appreciation rights, as the case may be, which remain unexercised immediately prior to the closing of the subject Transaction, the amount paid with respect to such stock options or appreciation rights, shall be deemed to equal the difference between the aggregate value to be paid to, or received by, the holders of such options and rights and the aggregate exercise price of such options and rights. The Acquisition Success Fee
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Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 5 of 9

          shall be due and payable at the closing of such Acquisition. Notwithstanding the above, the aggregate Acquisition fee payable shall not exceed $500,000.

     (c) For delivery of a fairness opinion pursuant to an Acquisition Transaction, Webb shall receive a fee of $25,000, payable upon the issuance of the fairness opinion to the Board at the time the definitive agreement is signed; provided that such fee shall be deemed earned at the time of the events described whether or not a Transaction is eventually consummated. (Such fairness opinion fees shall be deducted from amount due under 7 (b) above.)

     (d) With respect to the Conversion, a Success Fee of 1.25% of the aggregate Purchase Price of Common Stock sold in the conversion, excluding shares purchased by the Association's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Association for some or all of its directors or employees. The aggregate Purchase Price for purposes of this calculation shall not exceed the "Maximum" of the appraisal range (i.e., 15% above the "Midpoint" of the appraisal).

     (e) If any shares of the Company's stock remain available after the subscription offering, at the request of the Association, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement.
          Webb will endeavor to distribute the common stock among dealers in a fashion that best meets the distribution objectives of the Association and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. Webb will pass onto selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. The decision to utilize selected broker-dealers will be made by the Association upon consultation with Webb. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(e), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(d).

     (f) The Association shall reimburse Webb for its out-of-pocket expenses incurred in connection with the Acquisition or the Conversion, including costs of travel, meals and lodging, photocopying, telephone, facsimile and courier, provided that such expenses shall not exceed $15,000.

Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 6 of 9

          In addition, the Association shall reimburse Webb for the fees and expenses paid by Webb to Webb's counsel, including such counsel's reasonable out-of-pocket expenses for costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers. Such fees and expenses will be agreed upon by Webb and the Association prior to the execution of the Agency Agreement. The selection of such counsel will be done by Webb, with the approval of the Association.

Notwithstanding anything to the contrary, the fees set forth in Section 7(b),
(d) and (e) shall not be deemed earned by Webb or payable by the Association unless and until such time as the Acquisition and/or the Conversion is completed.

The Association hereby grants to Webb a right of first refusal to provide the above referenced Acquisition and Conversion services at competitive rates of compensation, as agreed upon by the Association and Webb.

For purposes of Paragraph 7 (b) above, "total fair market value" of securities and non-cash consideration shall have the following meaning: (i) in the case of an exchange of common stock in a transaction in which the number of shares of the Company to be received by the shareholders of Target will vary in a manner designed to produce a fixed value to be received in exchange for each share of Target, the "total fair market value" shall mean the maximum number of shares of Company stock to be exchanged in such transaction, multiplied by the value per share specified in the agreement between Company and the Target; (ii) in the case of an exchange of common stock in a transaction in which the number of shares of the Company to be received in exchange for each share of the Target is fixed and the value of such shares may vary, the "total fair market value" shall mean (A) for securities traded on a national securities exchange, the average of the closing prices, as reported on such national securities exchange, for the 20 trading days ending on the fifth trading day prior to the closing of the transaction, multiplied by the maximum number of shares of common stock of the Company issuable upon conversion of Target's common stock (and any securities convertible into common stock) in the transaction, and (B) for securities quoted on a national quotation service, the average of the closing bid and ask prices of the securities for a period of 20 trading days ending on the fifth trading day prior to the closing of the transaction, multiplied by the maximum number of shares of common stock of the Company issuable upon conversion of Target's common stock (and any securities convertible into common stock) in the transaction; and (C) for any securities not traded on a national securities exchange or quoted by a national quotation service, the "total fair market value" shall mean the fair market value as determined by mutual agreement of Company and Webb, provided that if such securities are promissory notes, the securities shall be valued at face value; and (iii) in the case of an Acquisition to occur simultaneously with or immediately after the Conversion, "fair market value" shall mean the per share price of the Company's stock as sold in the conversion, multiplied by the maximum number of shares of

Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 7 of 9

common stock of the Company issuable upon conversion of Target's common stock (and any securities convertible into common stock) in the transaction.

8.  Additional Services.  Webb further agrees to provide financial advisory
    -------------------
assistance to the Company and the Association for a period of one year following completion of the Conversion, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Association of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Association to obtain such services from Webb. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9.  Expenses.  The Association will bear those expenses of the proposed offering
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customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Association's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing, conversion agent fees and syndicate expenses associated with the Conversion; the fees and expenses set forth in Section 7; and fees for "Blue Sky" legal work. If Webb incurs expenses on behalf of the Association for any of the aforementioned matters, the Association will reimburse Webb for such expenses.

10.  Conditions.  Webb's willingness and obligation to proceed hereunder shall
     ----------
be subject to, among other things, satisfaction of the following conditions in Webb's opinion, which opinion shall have been formed in good faith by Webb after reasonable determination and consideration of all relevant factors: (a) legally sufficient disclosure of all relevant material, financial and other information in the disclosure documents; (b) no material adverse change in the condition or operations of the Association subsequent to the execution of the agreement; and
(c) no adverse market conditions at the time of offering which in Webb's opinion make the sale of the shares by the Company inadvisable.

11.  Preparation of Acquisition/Stock Offering Documents.  The Association, the
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Company and their counsel will draft the Acquisition Agreement, Application for
Acquisition, Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion and Acquisition. Webb will attend meetings to review these documents and advise you on their form and content. Webb and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

12.  Benefit.  This Agreement shall inure to the benefit of the parties hereto
     -------
and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by

Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 8 of 9

the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by Webb.

13.  Definitive Agreement.  This letter reflects Webb's present intention of
     --------------------
proceeding to work with the Association on its proposed Acquisition and Conversion. It does not create a binding obligation on the part of the Association, the Company or Webb except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees and expenses as set forth in Section 7 and the assumption of expenses as set forth in Section 9, and the mutual indemnification provisions set forth in Section 6, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by Webb pursuant to this engagement is rendered for use solely by the management of the Association and its agents in connection with the Acquisition or the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

Mr. Steven R. Lewis
Mr. Paul A. Watson
March 23, 1998
Page 9 of 9


Webb acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, Webb agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience. If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

CHARLES WEBB & COMPANY,
A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.


By:  /s/ John Bruno
     -----------------------------
     John Bruno


FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
   OF WARREN


By:  /s/ Steven R. Lewis                  Date:   4/9/98
     --------------------------------           ------------------
     Steven R. Lewis
     President and Chief Executive Officer


By:  /s/ Paul A. Watson                   Date:   3-18-98
     --------------------------------           ------------------
     Paul A. Watson
     Chairman of the Board

                                   EXHIBIT A
                                   ---------

                         CONVERSION SERVICES PROPOSAL
                 TO FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
                                   OF WARREN



Charles Webb & Company provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Association.

General Services
----------------

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist in drafting and distribution of press releases as required or appropriate.

Conversion Offering Enhancement Services
----------------------------------------

Establish and manage Stock Information Center at the Association. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Association's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign Webb's personnel to be at the Association through completion of the Subscription and Community Offerings to manage the Stock Information Center. If so desired by the Association, Webb's personnel will also meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be led by a Principal of Webb/KBW.

Provide proxy solicitation, member vote tabulation and act as inspector of election at the special meeting of members.

Create target investor list based upon review of the Association's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.

---------------------------------------------------


Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.
------------------------------

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Association's common stock.

Aftermarket Support Services.
----------------------------

Webb, through Keefe, Bruyette & Woods, Inc., will provide market making and on-going research of the Company. In addition, Webb will use its best efforts to secure a commitment from at least two additional NASD firms to provide market making services.

Conversion Agent Services
-------------------------

Webb will subcontract the services of a conversion agent for aggregation of accounts. The services provided such conversion agent will be a part of a separate agreement between the Association and such third party.